Exhibit 99.1

Altimmune Announces $14.7 Million Series B Preferred Stock Offering

GAITHERSBURG, MD, August 17, 2017 — Altimmune, Inc. (Nasdaq: ALT), a clinical-stage immunotherapeutics company, today announced it has entered into a definitive securities purchase agreement with new and existing investors to sell an aggregate of 15,656 shares of Series B convertible preferred stock and warrants. The gross proceeds to the Company are expected to be approximately $14.7 million, before the receipt of proceeds from the exercise of the warrants, if any, and prior to deducting placement agent fees and other expenses associated with the offering. The Company expects the offering to close on or about August 21, 2017, subject to customary closing conditions.

The preferred stock is being issued with a stated value of $1,000 per share and a 6% original issue discount. The warrants will be initially exercisable into an aggregate of 2,345,427, shares of common stock at an exercise price of $2.67 per share, and will be exercisable either for cash or on a net exercise basis, at the option of the holder. The warrants will be immediately exercisable and will expire on August 15, 2022.

The Company has agreed to redeem the preferred stock at the then stated value in nine equal monthly installments beginning on December 15, 2017 and on the 15th day of each of the eight subsequent months thereafter, subject to certain adjustments and exceptions. Subject to the satisfaction of customary equity conditions, the redemption payments will be in cash or stock, or any combination of the foregoing, at the option of the Company. In the event such equity conditions are not satisfied or waived, then the Company will be required to redeem the preferred stock for cash.

Altimmune intends to use the net proceeds from this financing for the continued advancement of development activities for the Company’s clinical-stage product pipeline, general corporate purposes, and strategic growth opportunities.

The investors in the offering include Novartis US, HealthCap and Truffle Capital. Piper Jaffray & Co. acted as sole placement agent, and Proskauer Rose LLP represented Altimmune, in connection with the Offering.

The offering is being made pursuant to the Company’s existing shelf registration statement on Form S-3 (File No. 333-217034), including a base prospectus, which was filed with the U.S. Securities and Exchange Commission on March 30, 2017 and declared effective by the Commission on April 6, 2017. The securities are being offered by means of a prospectus supplement and accompanying prospectus, forming a part of the effective registration statement. A prospectus supplement related to the offering will be filed with the SEC and will be available at the SEC’s website at http://www.sec.gov. Electronic copies of the preliminary prospectus supplement also may be obtained from Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55401, telephone: (800) 747-3924, email: prospectus@pjc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Altimmune

Altimmune is a clinical-stage immunotherapeutics company focused on the development of products to stimulate robust and durable immune responses for the prevention and treatment of disease and on the development of two next-generation anthrax vaccines that are intended to improve protection and safety while having favorable dosage and storage requirements compared to other anthrax vaccines. The company has two proprietary platform technologies, RespirVec and Densigen, each of which has been shown to activate the immune system in distinctly different ways than traditional vaccines.

Forward-Looking Statement

Any statements made in this press release relating to future financial or business performance, the completion of, or the use of proceeds, from the offering, conditions, plans, prospects, trends, or strategies and other financial and business matters, including without limitation, the prospects for commercializing or selling any product or drug candidates, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Altimmune, Inc. (the “Company”) may identify forward-looking statements. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Important factors that may cause actual results to differ materially from the results discussed in the forward looking statements or historical experience include risks and uncertainties, including risks relating to: realizing the benefits of the merger between Altimmune, Inc. and PharmAthene, Inc.; clinical trials and the commercialization of proposed product candidates (such as marketing, regulatory, product liability, supply, competition, dependence on third parties and other risks); the regulatory approval process; dependence on intellectual property; the Company’s BARDA contract and other government programs, reimbursement and regulation; and the lack of financial resources and access to capital to fund proposed operations. Further information on the factors and risks that could affect the Company’s business, financial conditions and results of operations are contained in the Company’s filings with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors” in the

Form 10-K filed March 14, 2017, Form 10-Q filed August 11, 2017 and in the Form 8-K filed on August 17, 2017, which are available at www.sec.gov.

Altimmune Contacts

Bill Enright

President and CEO

Phone: 240-654-1450

Email: enright@altimmune.com

Matthew Duffy

Investor Relations

Phone: 212-915-0685

Email: matthew@lifesciadvisors.com